Exhibit 10.14

Real Estate Lease Agreement

Lessor: OBOOK Inc (hereinafter referred to as Party A)

Lessee: PayNow Inc. (hereinafter referred to as Party B)

The conditions for entering into this Real Estate Lease Agreement (hereinafter referred to as the “Agreement”) by mutual agreement are as follows:

Article 1: The location of the house rented by Party A: 3rd Floor, 221, Section 3, Beixin Road, Xindian District, New Taipei City, totaling approximately 88.23 ping.

Article 2: The lease term is from April 1, 2024 to December 31, 2024, nine months. The leased property will be furnished without payment of rent for 3 months (from April 1, 2024 to June 30, 2024) from the start of the lease term for Party B’s decoration use. The rent will be calculated from the day after the expiry of the decoration period (July 1, 2024).

Article 3: The rent amount is NT$115,000 per month (including tax, excluding management fees, the management fees are based on the charging standards announced by the building management committee).

Article 4: Rent is paid in one installment each month. Party B shall complete the remittance to the account designated by Party A ([***]) on the 1st of each month. Party B should not make any excuses to delay the payment and not make any deductions of remittance fee.

Article 5: When the lease term expires or terminates, Party B, except for continuing to rent with the consent of Party A, should remove all compartments, vacate the subject matter of the lease and return it to Party A sincerely in the original condition at the time of handover. If there is any registration, company registration, etc., the relocation shall be carried out and settle the fees without using excuses or claiming any rights. If not move out immediately and hand over the house, Party A may request Party B for liquidated damages calculated as twice the rent every month until the date of completion of the transfer, or directly cut off water and electricity without any objection. If the lease is terminated early, the same shall apply when Party B returns the leased property.

Article 6: If Party B is in arrears with rent for more than two installments and fails to pay within the time limit despite being reminded by Party A, Party A may terminate the lease without waiting for the expiration of the lease.

Article 7: If Party B intends to move out during the term, Party B cannot request rent repayment, relocation fees or any other royalties from Party A, but shall unconditionally return the subject matter of this lease to Party A in its original condition, and Party B shall not object. Party A and Party B shall also handle the matter in accordance with Article 18.

Article 8: During the term, Party B shall fulfill its custodianship responsibilities and shall not, without the consent of Party A, lend, sublease, transfer, or use the house to others in any other disguised manner, in whole or in part, as the subject of the lease, except the affiliates of Party B.

Article 9: When it is necessary to modify the facilities of the lease subject Party B shall notify Party A of the relevant drawings and may install them by itself after obtaining Party A’s consent and shall provide backup copies for storage. At the same time, Party B shall comply with relevant laws and regulations on decoration, fire protection, water and electricity, etc., but the original building shall not be damaged; unless Party A agrees, Party B shall empty the house and restore it to its original condition when returning the house.

Article 10: Party B’s use of the lease subject shall comply with the resolutions of the building’s divided owners’ meeting and the building’s management regulations and other relevant regulations, and shall not be used illegally or store dangerous goods that affect public safety.

Article 11: Party B shall use the subject matter of this lease with the care of a good manager. Except for force majeure circumstances such as natural disasters and earthquakes, Party B shall be liable for damages if the subject of this lease is damaged due to Party B’s negligent. If repairs are necessary due to damage not caused by Party B’s negligent, Party A shall bear the repair costs. In addition, Party B shall regularly maintain and clean the air-conditioning equipment provided by Party A to Party B in the area used. Party B shall be responsible for the replacement of consumable parts such as two-way valves and auxiliary controllers. During the existence of this lease relationship, if part of the house is lost due to a natural disaster that is not attributable to Party B, Party B may request a rent reduction based on the lost part.

Article 12: If Party A and Party B breach the Agreement, causing damage to the rights and interests of the other party, they shall be liable for damages.

Article 13: Party A and Party B shall abide by the provisions of the terms of this Agreement. If Party B violates the terms of this Agreement, Party A may terminate the Agreement or terminate the lease at any time to take back the subject of the lease and request a penalty equivalent to one month’s rent from Party B, and, if there are other damages, may request for damages. Party A is not responsible for the losses suffered by Party B. If Party A violates the terms of this Agreement, Party B may request the termination of the lease and Party B should have one-month rent-free relocation buffer period, if there is any other damage, Party B may request for compensation. Party B will not be responsible for any losses suffered by Party A.

Article 14: The taxes on the house shall be borne by Party A. The water, electricity, management fees, air-conditioning fees for the house (according to the charging standards announced by the building management committee) and the taxes that must be paid for business shall be borne by Party B.

Article 15: When the lease expires, the Agreement is terminated, or the lease is terminated and the tenant moves out, any furniture and sundries owned by Party B that are retained and not moved will be deemed abandoned and left to Party A’s disposal. The cleaning fee can be deducted from the rent deposit. Party B shall not have objection.

Article 16: If Party B wishes to continue the lease, it shall notify Party A in writing three months before the expiration of the lease.

Article 17: If Party A and Party B intend to terminate the lease early during the term, they shall notify the other party in writing three months in advance and compensate the other party for one month’s rent.

Article 18: Party B has the right to install the company’s signboard on the “tenant list” of the leased building and at the stair hall of the current floor near the entrance of the leased property. However, the installation must still comply with the building regulations, the resolution of the owner meeting or the management committee’s management regulations.

Article 19: The rental standard is to deliver the house in its current condition.

Article 20: Regarding Party B’s company registration or related registration required for business, Party B shall be responsible for handling it by itself after obtaining Party A’s consent, and Party A does not make any guarantee.

Article 21: Regarding that Party B shall pay the rent or liquidated damages as stipulated in this Agreement, return the house as stipulated in this Agreement upon expiration or early termination of the lease, and Party A’s return of the deposit. those shall be enforced directly if fails to be performed.

Article 22: If there are any unsatisfied matters in this Agreement, they shall be settled fairly and in accordance with relevant laws, customs and the principle of good faith. For disputes arising from this Agreement, both parties agree that the Taipei District Court of Taiwan shall be the court of first instance.

Article 23: Other agreed matters:

1. The indoor electricity bill of the subject of this lease shall be paid by Party A on behalf of Party A. Party A shall request payment from Party B with the calculation sheet and invoice every month, and Party B shall pay within the specified period.

2. The calculation of air-conditioning electricity bills in this building is based on the flow rate of each household’s water meter. Party B should cooperate with the building management personnel in meter reading.

The above terms are agreed upon by both parties. For avoid dispute, each party holds a copy of this Agreement to show their commitment to it.

The Parties:

Party A: OBOOK Inc. (Sign)

Representative: /s/ Wang, Chun-Kai

United Number: 53092632

Address: 3F, No. 213, Section 3, Beixin Road, Xindian District, New Taipei City

Phone: (02)7727-6533

Party B: PayNow Inc. (Sign)

Representative: /s/ Chen, Hsien Hsiang

United Number: 28229955

Address: 3F, No. 221, Section 3, Beixin Road, Xindian District, New Taipei City

Phone: (02)2521-5088

Date: 2024.03.25